Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2009 with respect to the consolidated financial statements of Consolidated Water Co. Ltd. and Subsidiaries as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 and internal control over financial reporting as of December 31, 2008 appearing in the Annual Report on Form 10-K of the Company.
/s/ Rachlin LLP
Fort Lauderdale, Florida
March 27, 2009